Exhibit 4.4

SPRINGWORKS THERAPEUTICS, INC.

AMENDMENT TO THE

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment to the Amended and Restated Investors’ Rights Agreement (this “Amendment”) is made as of February 25, 2021 by and among SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”), and certain holders of outstanding Registrable Securities.

Reference is hereby made to that certain Amended and Restated Investor Rights Agreement, dated August 30, 2019, by and among the Company and the signatories thereto, as amended to date (the “Rights Agreement”).  Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed thereto in the Rights Agreement.

WHEREAS, Section 6.6 of the Rights Agreement provides that any term of the Rights Agreement may be amended, modified or terminated with the written consent of the Company and the holders of at least a majority of the Requisite Parties, provided that the written consent of any particular Investor need not be obtained in connection with such amendment, modification or termination of any term of the Rights Agreement so long as such amendment, modification or termination applies to all Investors in the same fashion;

NOW THEREFORE, for good and valuable consideration, the receipt of and sufficiency of which is hereby acknowledged, each of the Requisite Parties and the Company agree as follows:

1.         The undersigned Investors, together comprising the Requisite Parties, hereby agree to amend and restate Section 2.13 of the Rights Agreement in its entirety, to read as follows:

“2.13    Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)     immediately before the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;

(b)     as to such Holder, such earlier time after the IPO at which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under SEC Rule 144 without regard to time or volume limitations; and

(c)     the fourth anniversary of the IPO.

2.         Except as expressly amended, modified, supplemented or waived hereby, the provisions of the Rights Agreement are and will remain in full force and effect.

3.         This Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all the parties to the Rights Agreement.

4.         This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, exclusive of its choice of laws and conflicts of laws rules.

NO ANNOUNCEMENT HAS BEEN MADE CONCERNING THE FILING OF THE REGISTRATION STATEMENT OR THE OFFERING. ACCORDINGLY, THIS INFORMATION MUST BE KEPT STRICTLY CONFIDENTIAL.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Francis I. Perier, Jr.
	Name:	Francis I. Perier, Jr.
	Title:	Chief Financial Officer

Signature Page to SpringWorks Therapeutics, Inc. Waiver and IRA Amendment

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC, its General Partner

	By:	: OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon

	Name:	Carl Gordon

	Title:	Member

BC SW, LP

By:	Bain Capital Life Sciences Investors, LLC its general partner

By:	/s/ Jeff Schwartz

	Name:	Jeff Schwartz

	Title:	Managing Director

Signature Page to SpringWorks Therapeutics, Inc. Waiver and IRA Amendment

PFIZER INC.

By:	/s/ Barbara Dalton

	Name:	Barbara Dalton

	Title:	Vice President

PFIZER INC.

By:	/s/ Barbara Dalton

	Name:	Barbara Dalton

	Title:	President

Signature Page to SpringWorks Therapeutics, Inc. Waiver and IRA Amendment